As filed with the Securities and Exchange Commission on November 7, 2014
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
___________________

QUANTUM CORPORATION
(Exact name of issuer as specified in its charter)
___________________

DELAWARE	94-2665054
(State of incorporation)	(I.R.S. Employer
Identification Number)

224 Airport Parkway, Suite 300
San Jose, California 95110
(Address of principal executive offices)
____________________________

Quantum Corporation 2012 Long-Term Incentive Plan
Quantum Corporation Employee Stock Purchase Plan
(Full title of the plan(s))
____________________________

Shawn D. Hall
Sr. Vice President, General Counsel and Secretary
Quantum Corporation
224 Airport Parkway, Suite 300
San Jose, California 95110
(Name and address of agent for service)
(408) 944-4000
(Telephone number, including area code, of agent for service)
____________________________

Copy to:
Steven E. Bochner, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
QTM Common Stock, par value $0.01 per share,
issuable under the Quantum Corporation 2012 Long-	4,800,000 shares (2)	$1.28	$6,144,000.00	$713.94
Term Incentive Plan

QTM Common Stock, par value $0.01 per share,	6,500,000 shares (3)	$1.28	$8,320,000.00	$966.79
issuable under the Quantum Corporation Employee
Stock Purchase Plan
Total:	11,300,000 shares	$1.28	$14,464,000.00	$1,680.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s QTM Common Stock that become issuable pursuant to the Quantum Corporation 2012 Long-Term Incentive Plan or the Quantum Corporation Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of QTM Common Stock.
(2)	Represents additional shares of QTM Common Stock that have become available for issuance under an amendment to the Quantum Corporation 2012 Long-Term Incentive Plan, approved by the Registrant’s stockholders on September 9, 2014.
(3)	Represents additional shares of QTM Common Stock that have become available for issuance under an amendment to the Quantum Corporation Employee Stock Purchase Plan, approved by the Registrant’s stockholders on September 9, 2014.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $1.28 per share, the average of the high and low prices per share of the Registrant’s QTM Common Stock on October 31, 2014, as reported on the New York Stock Exchange.
(5)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act and was determined by multiplying the proposed maximum aggregate offering price by 0.0001162.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement of Quantum Corporation (referred to herein as the “Registrant”): (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 6, 2014; (b) all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in clause (a) above (other than the portions of those documents not deemed to be filed); and (c) the description of the Registrant's QTM Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on July 21, 1999 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Inapplicable.

ITEM 5. Interests of Named Experts and Counsel.

Inapplicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Registrant’s directors to the Registrant or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Registrant's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 7. Exemption from Registration Claimed.

Inapplicable.

ITEM 8. Exhibits.

Exhibit
Number	Description
4.1	Quantum Corporation 2012 Long-Term Incentive Plan (September 9, 2014 Amendment and Restatement), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on September 9, 2014, which exhibit is incorporated herein by reference.
4.2	Quantum Corporation Employee Stock Purchase Plan (as Amended and Restated September 9, 2014), which appears as Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on September 9, 2014, which exhibit is incorporated herein by reference.
5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

ITEM 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of November, 2014.

QUANTUM CORPORATION

By:	/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon W. Gacek and Shawn D. Hall, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Paul R. Auvil, III	Chairman of the Board	November 5, 2014
(Paul R. Auvil, III)

/s/ Jon W. Gacek	President and Chief Executive Officer	November 5, 2014
(Jon W. Gacek)

	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2014
/s/ Linda M. Breard
(Linda M. Breard)

/s/ Philip Black	Director	November 5, 2014
(Philip Black)

/s/ Louis DiNardo	Director	November 6, 2014
(Louis DiNardo)

/s/ Dale L. Fuller	Director	November 4, 2014
(Dale L. Fuller)

/s/ David A. Krall	Director	November 5, 2014
(David Krall)

/s/ Gregg J. Powers	Director	November 6, 2014
(Gregg J. Powers)

/s/ David E. Roberson	Director	November 4, 2014
(David E. Roberson)

/s/ Jeffrey C. Smith	Director	November 5, 2014
(Jeffrey C. Smith)

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1

Quantum Corporation 2012 Long-Term Incentive Plan (September 9, 2014 Amendment and Restatement), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on September 9, 2014, which exhibit is incorporated herein by reference.

4.2

Quantum Corporation Employee Stock Purchase Plan (as Amended and Restated September 9, 2014), which appears as Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on September 9, 2014, which exhibit is incorporated herein by reference.

5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see page 5)